UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 3, 2011

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2007 Enterprise Avenue

League City, Texas 77573

(Address of principal executive offices)

Telephone – (281) 538-5938

Pole Perfect Studios, Inc.

(Former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2011, our Board of Directors increased the number of members of the Board of Directors from one to two, thereby creating one vacancy in the Board of Directors.  Contemporaneously, the Board appointed Gregory Williams as a new member to the Board of Directors, to fill the newly created vacancy.

Biographical information regarding Mr. Williams follows:

Gregory Williams – age 56

Mr. Willliams is presently the Chief Financial Officer for Oxane Materials, Inc. in Houston, Texas, a position he has held since October 2009.  Oxane is a start-up company in the oil and gas, exploration and production industry making high strength, light weight proppant used in hydraulic fracturing.  As Chief Financial Officer of Oxane, his duties have included corporate secretary responsibilities, equity and debt raising, accounting and control, treasury and finance, corporate taxes, financial planning, risk exposure analysis, information technology, human resources, contract review and financial compliance.  Mr. Williams retired in 2009 from Ineos/Innovene/bp/Amoco after 32 years of financial management experience.  Mr. Williams has over 10 years of petrochemicals experience as the former CFO for Ineos Olefins & Polymers North America including financial stewardship and corporate governance for all Ineos North American businesses and as the bp Chemicals Segment North American Controller.

Mr. Williams has 22 years of exploration and production experience both in the United States and internationally.  He has a BBA in Finance from Sam Houston State University and MIM from the American Graduate School of International Management (Thunderbird), in Phoenix, Arizona.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: March 3, 2011	By: /s/ Thomas Lapinski
Thomas Lapinski
President and Chief Executive Officer

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